9 Meters Biopharma Announces Positive Preliminary Results from Phase 2 Study of Vurolenatide in Short Bowel Syndrome

–Phase 2 VIBRANT study identifies a dose and dosing interval with >25% improvement in the primary endpoint of 24-hour mean total stool output reduction over 6 weeks
–Vurolenatide was generally well tolerated with no adverse events leading to early study withdrawal
–End-of-Phase 2 meeting with FDA scheduled for mid-third quarter
–Phase 3 study for vurolenatide could begin as early as fourth quarter 2022 pending outcome of end-of-Phase 2 meeting; Study planning and logistics well underway

RALEIGH, NC / ACCESSWIRE / June 30, 2022 / 9 Meters Biopharma, Inc. (NASDAQ:NMTR), a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases, today announced positive preliminary topline results from the VIBRANT study (VurolenatIde for short Bowel syndrome Regardless of pArenteral support requiremeNT), its Phase 2 trial of vurolenatide, a proprietary, long-acting GLP-1 receptor agonist in development for the treatment of adult patients with short bowel syndrome (SBS). Based on positive results from this Phase 2 study and other supportive data, an end-of-Phase 2 meeting with FDA has been scheduled for mid-third quarter.

The topline preliminary results are based on data from a complete randomization block and are intended to support an end-of-Phase 2 meeting. The study remains ongoing and blinded in order to collect additional safety data and potentially enable utilization of the complete results to support a future NDA submission.

Results are based on the first 11 randomized patients with appropriate distribution across the four arms of the ongoing study and successfully identified the most effective and tolerable dose and dosing interval intended to progress into the planned Phase 3 study. Overall, 7 of 11 patients met the primary efficacy definition of TSO responder (greater than or equal to 10% reduction from baseline in 24-hour mean TSO) over the 6-week efficacy evaluation period. The arm of the study anticipated to be taken forward into Phase 3 showed a mean reduction in TSO of greater than 25%. Parenteral support volume, a secondary endpoint, was evaluated over the 6-week treatment period. Three of the five patients in the study with a parenteral support requirement, all of whom were randomly assigned to active drug, demonstrated a mean decrease (defined as greater than or equal to 20%) in their parenteral support volume requirement over the treatment period.

Vurolenatide was generally well tolerated with mild to moderate and transient side effects including nausea and vomiting, which are typical for GLP-1 agonists. There were no adverse events leading to early study withdrawal. Two serious adverse events were reported, which were deemed to be unrelated to study drug; both were central catheter infections, which are common in patients with a central line. Overall results from the study support and build upon the findings from 9 Meters prior Phase 1b/2a trial of vurolenatide in SBS.

“Given the severity and life-threatening nature of SBS, as well as the significant impact on quality of life, we are very pleased to have identified a vurolenatide dose and dosing interval to progress into Phase 3 development. Vurolenatide may offer a novel and alternative approach to treating appropriate individuals with SBS as it has been shown to decrease total stool output and reduce parenteral support needs which are critical to the health and well-being of individuals with short bowel syndrome,” said Patrick H. Griffin, M.D., FACP, Chief Medical Officer at 9 Meters. “The Phase 2 study findings are supportive of the efficacy and safety of vurolenatide and will serve as the basis for our end-of-Phase 2 meeting. Further details of the study will be made available at a later date given the study is ongoing and remains blinded pending our discussion with FDA and our plan to ensure the trial meets the adequate and well-controlled standard.”

John Temperato, President and Chief Executive Officer of 9 Meters, commented, “I am very pleased with the progress we are making with vurolenatide in our mission to provide novel treatments for those suffering from debilitating digestive diseases in just over two years since the company’s inception. Based on the product profile and clinical data to date, we believe vurolenatide has the potential to play a critical role in the first-line treatment of patients with short bowel syndrome, as many patients are not candidates for the current standard of care, GLP-2 therapy.”

The Company plans to communicate additional details from the study as well as plans for the Phase 3 trial following the end-of-Phase 2 meeting with FDA that is set for mid-third quarter. The Company currently anticipates initiating the VIBRANT-2 Phase 3 study as early as the fourth quarter of 2022. Plans for the study, including site identification and recruitment, are well underway.

About the VIBRANT Study

The Phase 2 trial known as VIBRANT is a multicenter, double-blind, placebo-controlled parallel group study evaluating the safety, efficacy, and tolerability of vurolenatide in adult patients with SBS. The Phase 2 study was conducted to inform the design of the Phase 3 program including the dose and dosing interval. The trial includes 4 parallel treatment arms: vurolenatide 50 mg weekly, vurolenatide 50 mg every other week, vurolenatide 100 mg every other week, and placebo. The primary efficacy endpoint for the study is improvement in 24-hour total stool output (TSO) volume over the six-week double-blind treatment period compared to baseline. Reduction in TSO is thought to be indicative of slowed gastrointestinal transit resulting in improved fluid and nutrient absorption. The study is designed to include up to 22 patients, with the first 11 patients assessed for efficacy and safety of vurolenatide to support an end-of-Phase 2 meeting. Patients continue to be enrolled in the study to further assess safety.

About Vurolenatide

Vurolenatide is an investigational drug in Phase 2 development for the treatment of all adult patients with short bowel syndrome regardless of the need for parenteral support. Vurolenatide is a proprietary long-acting injectable GLP-1 receptor agonist that utilizes proprietary XTEN® technology to extend its circulating half-life. GLP-1, often referred to as the “ileal brake”, is a hormone that slows the transit of food and fluid through the stomach and upper intestine following meals. GLP-1 may be compromised in patients with short bowel syndrome due to the removal or shortening of the portion of the ilium that primarily secretes GLP-1. Vurolenatide has been shown to improve gastric motility in multiple post-surgical phenotypes of SBS patients. Vurolenatide was previously evaluated in an open-label, two-dose Phase 1b/2a clinical trial evaluating the safety and tolerability of three escalating fixed doses of vurolenatide in 9 adults with SBS for 56 days. Vurolenatide was found to be generally well tolerated, with all patients evaluated showing a meaningful reduction in TSO within 48 hours of the first dose.

About Short Bowel Syndrome

Short bowel syndrome (SBS) is a rare, debilitating disorder resulting from the loss of functional small intestine. SBS in adults most often results from intestinal resection from trauma, vascular events, malignancies and chronic inflammatory bowel disease (IBD). SBS can have a significant impact on quality of life and life expectancy due to complications including diarrhea, dehydration, and malnutrition related to the intestine’s compromised ability to digest food and absorb nutrients, electrolytes, and water (Storch, KJ, 2014; Parrish, C., 2017). The precise prevalence of SBS is unknown, but it is estimated to affect between 15,000 - 20,000 people in the U.S. and an additional 11,000 in the E.U.4 plus U.K. and Canada.

About 9 Meters Biopharma

9 Meters Biopharma, Inc. is a clinical-stage company pioneering novel treatments for people with rare digestive diseases, GI conditions with unmet needs, and debilitating disorders in which the biology of the gut is a contributing factor. 9 Meters is developing vurolenatide, a proprietary Phase 2 long-acting GLP-1 agonist, for SBS; larazotide, a tight junction regulator; and several near clinical-stage assets.

For more information please visit www.9meters.com or follow 9 Meters on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements based upon 9 Meters' current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, anticipated milestones, and any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: risks related to our ability to successfully implement our strategic plans; uncertainties associated with the clinical development and regulatory approval of product candidates, including reliance on blinded data; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; intellectual property risks; the impact of COVID-19 on our operations, enrollment in and timing of clinical trials; risks related to the inability of 9 Meters to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs, including in light of current stock market conditions; risk of delisting from Nasdaq; reliance on collaborators; reliance on research and development partners; risks related to cybersecurity and data privacy; and risks associated with acquiring and developing additional compounds. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in 9 Meters’ Annual Report on Form 10-K for the year ended December 31, 2021, and in other filings that 9 Meters has made and future filings 9 Meters will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. 9 Meters expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Corporate Contact
Al Medwar
SVP, Investor Relations & Corporate Communications
9 Meters Biopharma, Inc.
investor-relations@9meters.com

Media Contact
Veronica Eames
LifeSci Communications, LLC
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203-942-4626

Source: 9 Meters Biopharma, Inc.